EXHIBIT 99.1

Eagle Bancorp Announces Quarterly Earnings and Declares Quarterly Cash Dividend

HELENA, Mont., Oct. 22, 2009 (GLOBE NEWSWIRE) -- Eagle Bancorp ("Eagle") (OTCBB:EBMT), the stock holding company of American Federal Savings Bank (the "Bank"), reported a first quarter net income of $844,000, or $.79 per share ($.69 per share diluted), for the three months ended September 30, 2009, and declared a cash dividend of $0.26 per share. Earnings for the quarter increased $944,000 from the $100,000 loss for the quarter ended September 30, 2008.

The change in net income for the first quarter was mainly attributable to the adjustment of $84,000 to reflect the increase in fair value of those securities pursuant to SFAS 159, the Fair Value Option for Financial Assets and Liabilities. Under SFAS 159, the Company, in the first quarter of 2008, recognized a loss of $1.24 million on Freddie Mac and Fannie Mae preferred stock. The Company continues to hold these securities, and as a result, adjustments in the fair value will occur in future periods.

The Company continued to achieve favorable results with respect to loan quality in its markets, but noted that mortgage loan refinance activity has recently declined.

"We are pleased to report that our asset quality remains strong. Deposit growth was very good this quarter, which allowed us to realize savings on interest expense. Mortgage loan volume has decreased, as the amount of refinance activity has dropped significantly. This will result in lower gains on sale of loans in future quarters. Our core earnings performance remains very strong, however. We are also excited to announce the opening of our second office in Bozeman this month," said CEO Pete Johnson.

Net interest income increased $147,000, or 6.57%, to $2.38 million for the quarter ended September 30, 2009 from $2.24 million for the quarter ended September 30, 2008. Noninterest income increased $1.565 million, which, as discussed above, was due to a recovery in value of Fannie Mae and Freddie Mac preferred stock versus last year's loss in value. Eagle's tax provision was $379,000 higher in the current quarter. Eagle's annualized return on assets was 1.14% and its annualized return on equity was 11.60% for the quarter, compared with negative 0.14% and negative 1.61%, respectively, for the same quarter in 2008.

Total interest and dividend income decreased $92,000 to $3.7 million for the quarter ended September 30, 2009 from $3.8 million for the quarter ended September 30, 2008. This was due to a decrease in interest and fees on loans of $129,000 offset by an increase in interest and dividends on securities available-for-sale of $41,000. Lower funding costs caused total interest expense to decrease by $239,000 to $1.34 million for the quarter ended September 30, 2009 from $1.58 million for the quarter ended September 30, 2008. Interest expense on deposits decreased $251,000 and interest expense on Federal Home Loan Bank advances and other borrowings increased $12,000.

Total assets increased by $10.97 million, or 3.79%, to $300.68 million at September 30, 2009 from $289.71 million at June 30, 2009. Loans receivable increased $988,000, or 0.6%, to $168.19 million from $167.20 million. Loans held-for-sale decreased $1.86 million to $3.49 million from $5.35 million. Deposits increased $7.88 million, or 4.21%, to $195.08 million at September 30, 2009 from $187.20 million at June 30, 2009. Advances from the Federal Home Loan Bank and other borrowings decreased $417,000, or 0.62%, to $66.64 million from $67.06 million, while federal fund purchases remained at zero. Total stockholders' equity increased $2.64 million or 9.48%, to $30.43 million at September 30, 2009 from $27.79 million at June 30, 2009, as a result of the net income for the period of $844,000, an increase in accumulated other comprehensive gain of $1.89 million (mainly due to an increase in net unrealized gain on securities available-for-sale), as well as dividends paid and purchases of treasury stock.

Eagle's Board of Directors declared a quarterly cash dividend of $0.26 per share for the first quarter of Eagle's fiscal year. The dividend is payable December 4, 2009 to shareholders of record at the close of business on November 13, 2009.

American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana. It has additional branches in Butte, Bozeman and Townsend. Eagle's common stock trades on the OTC Bulletin Board under the symbol "EBMT." Eagle is a subsidiary of Eagle Financial MHC, a federal mutual holding company formed in 2000, which owns approximately 60% of Eagle Bancorp's outstanding common stock.

This release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Eagle intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.

Financial highlights for Eagle Bancorp follow.

 EAGLE BANCORP AND SUBSIDIARY
 (consolidated)
 (Dollars in Thousands)
                                          September 30,     June 30,
                                              2009            2009
                                           (Unaudited)     (Audited)
 ASSETS
 Cash and due from banks                  $      3,687   $      2,487
 Interest-bearing deposits with banks              944            224
 Federal funds sold                              3,211          3,617
                                          -------------  -------------
 Total cash and cash equivalents                 7,842          6,328

 Securities available-for-sale,at market
  value                                         92,100         82,263
 Securities held-to-maturity, at cost              265            375
 Preferred stock - SFAS 159, at market
  value                                            108             25
 Federal Home Loan Bank stock, at cost           2,000          2,000
 Investment in Eagle Bancorp Statutory
  Trust I                                          155            155
 Mortgage loans held-for-sale                    3,494          5,349
 Loans receivable, net of deferred loan
  fees and allowance for loan losses of
  $625 at September 30, 2009 and $525 at
  June 30, 2009                                168,185        167,197
 Accrued interest and dividends receivable       1,540          1,399
 Mortgage servicing rights, net                  2,315          2,208
 Premises and equipment, net                    15,371         13,761
 Cash surrender value of life insurance          6,544          6,496
 Real estate acquired in settlement of
  loans, net of allowance for losses               158             --
 Other assets                                      603          2,153
                                          -------------  -------------

             Total assets                 $    300,680   $    289,709
                                          =============  =============

 LIABILITIES
 Deposit accounts:
    Noninterest bearing                         18,902         14,247
    Interest bearing                           176,178        172,952
                                          -------------  -------------
             Total deposits                    195,080        187,199

 Accrued expenses and other liabilities          3,379          2,507
 Federal funds purchased                            --             --
 FHLB advances and other borrowings             66,639         67,056
 Subordinated debentures                         5,155          5,155
                                          -------------  -------------
             Total liabilities                 270,253        261,917

 EQUITY
 Preferred stock (no par value, 1,000,000
  shares authorized, none issued or
  outstanding)                                      --             --
 Common stock (par value $0.01 per share;
  9,000,000 shares authorized; 1,223,572
  shares issued; 1,074,507 and 1,075,312
  shares outstanding at September 30, 2009
  and June 30, 2009, respectively)                  12             12
 Additional paid-in capital                      4,589          4,564
 Unallocated common stock held by employee
    stock ownership plan ("ESOP")                   (9)           (18)
 Treasury stock, at cost (149,065 and
  148,260 shares at September 30, 2009 and
  June 30, 2009, respectively)                  (5,056)        (5,034)
 Retained earnings                              29,583         28,850
 Accumulated other comprehensive gain
  (loss)                                         1,308           (582)
                                          -------------  -------------
             Total equity                       30,427         27,792

             Total liabilities and equity $    300,680   $    289,709
                                          =============  =============

                     EAGLE BANCORP AND SUBSIDIARY
                   Consolidated Statements of Income
        For the Three Months Ended September 30, 2009 and 2008
           (Dollars in Thousands, Except for Per Share Data)

                                              Three Months Ended
                                        Sept. 30 (unaudited) Sept. 30
                                       -------------------------------
                                          2009                 2008
                                       ----------           ----------
 Interest and Dividend Income:
 Interest and fees on loans            $   2,708            $   2,837
 Securities available for sale             1,004                  963
 Securities held to maturity                   4                    5
 Interest on deposits with banks               8                    4
 FHLB dividends                                0                    7
                                       ----------           ----------
     Total interest and dividend income    3,724                3,816
                                       ----------           ----------

 Interest Expense:
 Deposits                                    611                  862
 FHLB advances & other borrowings            655                  643
 Subordinated debentures                      75                   75
                                       ----------           ----------
     Total interest expense                1,341                1,580
                                       ----------           ----------

 Net Interest Income                       2,383                2,236
 Loan loss provision                         135                    0
                                       ----------           ----------
 Net interest income after loan loss
  provision                                2,248                2,236
                                       ----------           ----------

 Noninterest income:
 Service charges on deposit accounts         195                  190
 Net gain on sale of loans                   440                  183
 Mortgage loan servicing fees                185                  140
 Net gain (loss) on sale of available
  for sale securities                          0                   57
 Net gain(loss) on preferred stock -
  SFAS 159                                    84               (1,239)
 Other                                       157                  165
                                       ----------           ----------
     Total noninterest income              1,061                 (504)
                                       ----------           ----------

 Noninterest expense:
 Salaries and employee benefits            1,099                1,046
 Occupancy expense                           156                  149
 Furniture and equipment depreciation         63                   67
 In-house computer expense                    88                   73
 Advertising                                 106                   91
 Amortization of mortgage servicing
  rights                                     126                   71
 Federal insurance premiums                   65                    7
 Postage                                      38                   33
 Legal,accounting, and examination fees       75                   48
 Consulting fees                              57                   43
 ATM processing                               17                   14
 Other                                       213                  207
                                       ----------           ----------
     Total noninterest expense             2,103                1,849
                                       ----------           ----------

 Income before provision for income
  taxes                                    1,206                 (117)
                                       ----------           ----------

 Provision for income taxes                  362                  (17)
                                       ----------           ----------

 Net income                            $     844            $    (100)
                                       ==========           ==========

 Basic earnings per common share       $    0.79            $   (0.09)
                                       ==========           ==========

 Diluted earnings per common share     $    0.69            $   (0.08)
                                       ==========           ==========

 Weighted average shares outstanding
  (basic eps)                          1,072,899            1,069,211
                                       ==========           ==========

 Weighted average shares outstanding
  (diluted eps)                        1,221,658            1,217,058
                                       ==========           ==========

CONTACT:  Eagle Bancorp
          Peter J. Johnson, President and Chief Executive Officer
            (406) 457-4006
          Clint J. Morrison, Senior Vice President and CFO
            (406) 457-4007